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
                                Exhibit 23.5






Report of Independent Public Accountants


To the Board of Directors of
National Welders Supply Company, Inc.:

We have audited the accompanying balance sheet of National Welders Supply Company, Inc. (a North Carolina corporation) as of March 29, 1997, and the related statements of income, changes in shareholders' equity and cash flows for the period from June 29, 1996, to March 29, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Welders Supply Company, Inc. as of March 29, 1997, and the results of its operations and its cash flows for the period from June 29, 1996, to March 29, 1997, in conformity with generally accepted accounting principles.


                                         ARTHUR ANDERSEN LLP


Charlotte, North Carolina,
April 30, 1997.

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